Exhibit 99

DOMINION ENERGY, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2024
(millions, except per share amounts)
Operating Revenue	$14,142

Operating Expenses	10,974

Income from operations	3,168

Other income (expense)	1,151

Interest and related charges	1,769

Income from continuing operations including noncontrolling interest before income tax expense	2,550

Income tax expense	533

Net income from continuing operations including noncontrolling interest	2,017

Net income (loss) from discontinued operations including noncontrolling interest	(330)

Net income including noncontrolling interests	1,687

Noncontrolling interests	—

Net Income Attributable to Dominion Energy	$1,687

Amounts attributable to Dominion Energy
Net income from continuing operations	$2,017
Net income (loss) from discontinued operations	(330)
Net income attributable to Dominion Energy	$1,687

EPS – Basic
Net income from continuing operations	$2.31
Net income (loss) from discontinued operations	(0.39)
Net income attributable to Dominion Energy	$1.92

EPS – Diluted
Net income from continuing operations	$2.31
Net income (loss) from discontinued operations	(0.39)
Net income attributable to Dominion Energy	$1.92

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2024
(millions)
Operating Revenue	$9,678

Operating Expenses	7,081

Income from operations	2,597

Other income (expense)	158

Interest and related charges	773

Income before income tax expense	1,982

Income tax expense	420

Net Income	$1,562